Exhibit 5.4

CONNELL FOLEY LLP

ATTORNEYS AT LAW

85 LIVINGSTON AVENUE

ROSELAND, NJ 07068

973.535.0500

FAX: 973.535.9217

June 2, 2017

U.S. Concrete, Inc.

331 North Main Street

Euless, TX 76039

Re:	U.S. Concrete, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special New Jersey counsel for Eastern Concrete Materials, Inc. (“Eastern”), a New Jersey corporation, Hamburg Quarry Limited Liability Company (“Hamburg”), a New Jersey limited liability company, and Master Mix Concrete, LLC (“Master Mix Concrete”), a New Jersey limited liability company, 160 East 22nd Terminal LLC, a New Jersey limited liability company (“160 East”); Ferrara West LLC, a New Jersey limited liability company (“Ferrara West”); Colonial Concrete Co., a New Jersey corporation (“Colonial”); and Premco Organization, Inc., a New Jersey corporation (“Premco”) (collectively referred to as the “New Jersey Guarantors”), which are subsidiaries of U.S. Concrete, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (i) up to $200,000,000 aggregate principal amount of 6.375% Senior Notes Due 2024 (the “Exchange Notes”) of the Company to be issued pursuant to an Indenture dated as of June 7, 2016 (the “Base Indenture”), among the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that Supplemental Indenture No. 1, dated as of October 12, 2016 (the “First Supplemental Indenture”), among the Company, the subsidiary guarantors party thereto, and the Trustee, and as further supplemented by that Supplemental Indenture No. 2, dated as of January 9, 2017 (the “Second Supplemental Indenture” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”) by and among the Company, the subsidiary guarantors of the Company set forth in Schedule A (each a “Guarantor” and collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), pursuant to an exchange offer (the “Exchange Offer”) by the Company described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 6.375% Senior Notes due 2024 (the “2017 Notes”) previously issued under the Indenture and (ii) the guarantees by the Guarantors ( the “Guarantees”) of the Exchange Notes pursuant to the Indenture. The

ROSELAND	JERSEY CITY	NEW YORK	PHILADELPHIA	CHERRY HILL	SPRING LAKE

U.S. Concrete, Inc.

June 2, 2017

Guarantees of the New Jersey Guarantors are referred to herein collectively as the “New Jersey Guarantees”. We refer to the Indenture and the New Jersey Guarantees collectively as the “Opinion Documents.” This opinion is being furnished at the Company’s request in connection with the opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Company, whose opinion is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We have not acted as general counsel of the New Jersey Guarantors; accordingly, you understand that, as more particularly hereinafter described, no inference as to our knowledge of any fact relevant to the opinions set forth herein should be drawn from our representation of the New Jersey Guarantors in this particular matter.

You are aware, and we hereby confirm, that we have not been involved in the negotiation or preparation of the Opinion Documents, or any of the related agreements executed or delivered in connection with the Exchange Notes. We have been retained solely for the purpose of rendering certain opinions pursuant to New Jersey law.

We have examined originals or certified copies of such corporate records of the Company and the New Jersey Guarantors and other certificates and documents of officials of the Company and the New Jersey Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies, and that the Exchange Notes have been or will be duly authenticated in accordance with the terms of the Indenture.

We have also assumed the due authorization of the Opinion Documents by the parties thereto other than the New Jersey Guarantors, and that each Opinion Document will constitute a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and the New Jersey Guarantors, all of which we assume to be true, correct and complete. We express no opinion on whether the Guarantees will be valid and binding obligations of the New Jersey Guarantors.

In rendering our opinion, with your consent, we have assumed, without any independent investigation, that:

(i)	Where we opine as to a future event, the facts and the laws in effect at such time are identical to the laws currently in effect;

(ii)	The New Jersey Guarantors have received, or will receive, consideration provided for in, or contemplated by, the Opinion Documents; and

(iii)	There are and will be no other understandings, agreements or documents between and among the parties to the Opinion Documents that would expand or otherwise modify the obligations of the respective parties with respect to the transaction or the Opinion Documents or that would otherwise have an effect on our opinion rendered herein.

U.S. Concrete, Inc.

June 2, 2017

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of New Jersey.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the New Jersey Guarantors or any other person or any other circumstance.

D.	We express no opinion as to the application or requirements of any New Jersey or federal securities, patent, trademark, health and safety, labor, employment, land use and subdivision, copyright, antitrust or unfair competition, environmental, transportation, pension or employee benefit, or tax laws, or any rule or regulation promulgated thereunder.

E.	We express no opinion as to the laws, ordinances, zoning restrictions, rules or regulations of any city, county, or other municipality or any other local governmental agency.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

A.	Eastern, Colonial, and Premco have been duly incorporated and, based solely on the Certificates of Good Standing dated May 26, 2017 for Eastern and Premco, and dated May 24, 2017 for Colonial, are validly existing in good standing under the laws of the State of New Jersey, with corporate power to execute, deliver and perform their respective obligations.

U.S. Concrete, Inc.

June 2, 2017

B.	Hamburg, 160 East, Ferrara West, and Master Mix Concrete are duly formed limited liability companies and, based solely on the Certificates of Good Standing dated May 26, 2017 for Hamburg, Ferrara West and Master Mix Concrete, and dated May 24, 2017 for 160 East, are validly existing in good standing under the laws of the State of New Jersey, with the power to execute, deliver and perform its obligations.

C.	The New Jersey Guarantors’ execution, delivery and performance of their obligations under the New Jersey Guarantees and the Indenture and the performance of their obligations under the Indenture and the New Jersey Guarantees have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the New Jersey Guarantors’ part.

D.	No order, consent, permit or approval of or filing with any New Jersey governmental authority is required on the New Jersey Guarantors’ part, for the New Jersey Guarantors’ execution or delivery or performance of their obligations under the Indenture and the New Jersey Guarantees, and the performance of their obligations under the New Jersey Guarantees, except (a) such as have been obtained, or (b) as may be required under the securities laws of the State of New Jersey.

We are members of the Bar of the State of New Jersey and, as such, do not hold ourselves out as experts on, and no opinion is given with respect to, any laws other than the laws of the State of New Jersey.

We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This letter is given as of the date hereof, in connection with the transactions referred to in the Opinion Documents, and except as otherwise provided herein, may not be circulated to, or by, any other person or entity.

Very truly yours,

/s/ CONNELL FOLEY LLP

U.S. Concrete, Inc.

June 2, 2017

Schedule A

Guarantors

Name of Guarantor	State of Jurisdiction	Type of Entity
160 East 22nd Terminal LLC	New Jersey	Limited Liability Company
Aggregate & Concrete Testing, LLC	New York	Limited Liability Company
Alberta Investments, Inc.	Texas	Corporation
Alliance Haulers, Inc.	Texas	Corporation
American Concrete Products, Inc.	California	Corporation
Atlas Redi-Mix, LLC	Texas	Limited Liability Company
Atlas-Tuck Concrete, Inc.	Oklahoma	Corporation
Beall Concrete Enterprises, LLC	Texas	Limited Liability Company
Beall Industries, Inc.	Texas	Corporation
Beall Investment Corporation, Inc.	Delaware	Corporation
Beall Management, Inc.	Texas	Corporation
Bode Concrete LLC	California	Limited Liability Company
Bode Gravel Co.	California	Corporation
Breckenridge Ready Mix, Inc.	Texas	Corporation
Central Concrete Supply Co., Inc.	California	Corporation
Central Precast Concrete, Inc.	California	Corporation
Colonial Concrete Co.	New Jersey	Corporation
Concrete XXXIV Acquisition, Inc.	Delaware	Corporation
Concrete XXXV Acquisition, Inc.	Delaware	Corporation
Concrete XXXVI Acquisition, Inc.	Delaware	Corporation
Custom-Crete, LLC	Texas	Limited Liability Company
Custom-Crete Redi-Mix, LLC	Texas	Limited Liability Company
Eastern Concrete Materials, Inc.	New Jersey	Corporation
Ferrara Bros., LLC	Delaware	Limited Liability Company
Ferrara West LLC	New Jersey	Limited Liability Company
Hamburg Quarry Limited Liability Company	New Jersey	Limited Liability Company
Ingram Concrete, LLC	Texas	Limited Liability Company
Kurtz Gravel Company	Michigan	Corporation
Local Concrete Supply & Equipment, LLC	Delaware	Limited Liability Company
Master Mix, LLC	Delaware	Limited Liability Company
Master Mix Concrete, LLC	New Jersey	Limited Liability Company
MG, LLC	Maryland	Limited Liability Company
New York Sand & Stone, LLC	New York	Limited Liability Company
NYC Concrete Materials, LLC	Delaware	Limited Liability Company
Outrigger, LLC	Delaware	Limited Liability Company
Pebble Lane Associates, LLC	Delaware	Limited Liability Company

U.S. Concrete, Inc.

June 2, 2017

Premco Organization, Inc.	New Jersey	Corporation
Redi-Mix Concrete, LP	Texas	Limited Partnership
Redi-Mix, GP LLC	Texas	Limited Liability Company
Redi-Mix, LLC	Texas	Limited Liability Company
Right Away Redy Mix Incorporated	California	Corporation
Rock Transport, Inc.	California	Corporation
San Diego Precast Concrete, Inc.	Delaware	Corporation
Sierra Precast, Inc.	California	Corporation
Smith Pre-Cast, Inc.	Delaware	Corporation
Superior Concrete Materials, Inc.	District of Columbia	Corporation
Titan Concrete Industries, Inc.	Delaware	Corporation
USC Atlantic, Inc.	Delaware	Corporation
USC-Jenna, LLC	Delaware	Limited Liability Company
USC-Kings, LLC	Delaware	Limited Liability Company
USC Management Co., LLC	Delaware	Limited Liability Company
USC-NYCON, LLC	Delaware	Limited Liability Company
USC Payroll, Inc.	Delaware	Corporation
USC Technologies, Inc.	Delaware	Corporation
U.S. Concrete On-Site, Inc.	Delaware	Corporation
U.S. Concrete Texas Holdings, Inc.	Delaware	Corporation
Valente Equipment Leasing Corp.	New York	Corporation
Yardarm, LLC	Delaware	Limited Liability Company